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                                                                       Exhibit 5

                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022
                                 (212) 821-8000



March 7, 1997



CN Biosciences, Inc.
10394 Pacific Center Court
San Diego, CA 92121

Ladies and Gentlemen:

We are delivering this opinion in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by CN Biosciences, Inc. (the "Company"), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to 1,150,000 shares, par value $.01 per share, of common stock of the Company (the "Common Stock"). 89,810 of such shares of Common Stock are to be sold by the Company in the public offering contemplated by the Prospectus contained in the Registration Statement through the underwriters named therein (the "Underwriters") pursuant to the underwriting agreement described in such Prospectus (the "Underwriting Agreement"), 910,190 of such shares of Common
Stock are to be sold by ABS MB (C-N) Limited Partnership (the "Selling Stockholder") and up to 150,000 of such shares of Common Stock may be sold upon the exercise of an over-allotment option granted to the Underwriters by the Company in the Underwriting Agreement as described in such Prospectus. In addition, the Company's Board of Directors has authorized the issuance of such additional number of shares of Common Stock as the Company may elect to include
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CN Biosciences, Inc.
March 7, 1997
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in a registration statement filed under Rule 462(b) under the Act increasing the size of the offering registered under the Registration Statement, should the Company make such an election. All shares of Common Stock registered under the Registration Statement and any registration statement filed under Rule 462(b) relating to the same offering registered under the Registration Statement (a "Rule 462(b) Registration Statement") are herein called the "Shares."

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Shares, and have made such investigations of law, as we have deemed necessary and advisable. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

2. The Shares to be sold by the Company have been duly authorized and, when issued, delivered and sold by the Company and paid for by the Underwriters, as contemplated by the Underwriting Agreement and as described in the Registration Statement, will constitute duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company; and

3.       The Shares to be sold by the Selling Stockholder
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CN Biosciences, Inc.
March 7, 1997
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         are duly authorized, validly issued, fully paid and
         non-assessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to any Rule 462(b) Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement and in any Rule 462(b) Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,



/s/ Willkie Farr & Gallagher